Exhibit 99.6
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion should be read in conjunction with the selected financial data included under Exhibit 99.5 of this Form 8-K.
General
     Our business has one reportable segment: pigment. We also engage in businesses which include electrolytic and other chemical products. Our pigment segment is one of the leading global producers and marketers of titanium dioxide pigment (“TiO2”), a white pigment used in a wide range of products. Our other businesses include electrolytic and other chemical products which produce electrolytic manganese dioxide (“EMD”), sodium chlorate, boron-based and other specialty chemicals. We operate eight production facilities (five pigment and three other chemical products) and have direct sales and technical service organizations in the United States (“U.S.”), Europe and the Asia-Pacific region. Tronox Pigments GmbH, our holding subsidiary for the pigment facility in Uerdingen, Germany, filed an application with the Insolvency Court in Krefeld, Germany, to commence insolvency proceedings on March 13, 2009. The company does not intend to petition for self-administration during the insolvency proceedings and thus, expects to relinquish management control over this pigment facility.
Overview
   General Factors Affecting the Results of Continuing Operations
     The company faced an extremely challenging business environment in 2008. Operating results in 2008 were unfavorably impacted by, among other things, significant increases in process chemical, energy and transportation costs, unplanned production difficulties, a significant decline in sales demand in the fourth quarter, workforce reductions and non-cash impairment charges related to goodwill and long-lived assets. In addition, continued cash expenditures associated with the legacy environmental, tort, retiree and other employee related obligations which the company was burdened with following the spin-off from Kerr-McGee, negatively impacted cash flows during the year.
     Purchase prices for certain chemical products, transportation services and energy increased significantly between the first quarter and fourth quarter of 2008. Cost increases were driven in part due to supply and demand dynamics of specific chemicals and in part due to the significant increase in the price of oil and thus the products it is used in. The increases were most drastic during the second and third quarters of 2008 and began to moderate late in the year as overall economic activity declined.
     We experienced production difficulties at our TiO2 facilities in Kwinana, Western Australia, and Uerdingen, Germany during the second quarter. The Tiwest Joint Venture TiO2 facility in Kwinana experienced extreme personnel turnover in late 2007 and 2008 due to the high demand for skilled labor in the mining industry in Western Australia which created significant loss of experienced personnel. This compounded the production difficulties after a planned shutdown in the spring of 2008. The shutdown had to be extended due to operational difficulties and subsequent challenges that arose during start-up of the plant. Some of these issues continued into the fourth quarter resulting in lower than planned production and higher per unit costs for the current quarter. We also experienced processing difficulties at our Uerdingen, Germany, facility following a planned maintenance outage during the second quarter that resulted in reduced production volumes and higher costs. The impact of the Kwinana and Uerdingen difficulties was approximately $17.5 million pretax.
     Our Tiwest joint venture was also impacted by the June 3, 2008 fire and subsequent shutdown of Apache’s Varanus Island natural gas processing facility. The Tiwest TiO2 facility continued production by securing short-term natural gas supplies at increased costs. The increased cost for the natural gas as a result of the Apache shutdown was approximately $3.0 million pretax for 2008. We have received an insurance recovery for a portion of our loss, totaling $1.2 million, which is net of the estimated insurance deductible.

     We implemented several initiatives during 2008 to reduce our employee related costs. In the U.S., we enacted involuntary workforce reduction programs during the second quarter and the fourth quarter of the year. In addition, a voluntary separation plan was introduced in Germany during the third quarter. Primarily due to these programs, our worldwide workforce has decreased by approximately 200 personnel compared to the prior year. We recorded restructuring charges of $11.7 million in 2008 related to these programs. We also suspended our employee cash bonus incentive plan, our 401(k) matching contribution program and made additional changes to the cost-sharing provisions under our postretirement benefit plan to take effect beginning on April 1, 2009.
     The electrolytic manganese dioxide (“EMD”) antidumping investigations initiated pursuant to Tronox’s August 22, 2007, petitions filed with the U.S. Department of Commerce concluded in 2008. On September 12, 2008, the U.S. International Trade Commission (“ITC”) reached final determination and voted unanimously that the U.S. EMD industry has been materially injured by reason of unfair imports from China and Australia. As a result, on October 7, 2008, the U.S. Department of Commerce published final antidumping orders in the Federal Register. Under these antidumping orders, U.S. importers of EMD from China and Australia are now required to post antidumping cash deposits equal to 149.92% and 83.66%, respectively.
     During the fourth quarter of 2008, due to changes in our cash management practices necessitated by our liquidity constraints and restrictions placed on us by our lenders, the company changed its asset grouping utilized to evaluate asset impairments from a single asset group to regional asset groupings (Americas, Germany, the Netherlands and Australia) and within the Americas by plant location. The impairment analysis was conducted at year end on this basis and resulted in impairments in Germany, the Netherlands and in the Americas, at our Savannah, Georgia, TiO2 facility. Accordingly, the company recorded an impairment charge of approximately $420.3 million in the fourth quarter of 2008. See Critical Accounting Policies — Long-Lived Assets in this item for further discussion of the impairment analysis.
     During the second quarter of 2008, the company performed its annual impairment review of its goodwill and indefinite-lived intangible assets in accordance with SFAS No. 142, “Goodwill and Intangible Assets.” Due to continued cost escalations and compressed margins, the company determined that the goodwill was impaired and recorded a charge of $13.5 million.
     As a result of the insolvency filings by our German subsidiaries on March 13, 2009, and our election not to seek administrative rights from the Insolvency Court, we anticipate losing management control over these subsidiaries. In accordance with accounting rules, we expect to deconsolidate the German subsidiaries as of March 13, 2009, and to record a gain or loss based on their fair value at the date of deconsolidation. The company is currently evaluating the impact of deconsolidation on its financial position and results of operations for the first quarter of 2009. Any potential impact will include losses on intercompany receivables not expected to be collected by the company from its insolvent subsidiaries.

Results of Operations
   Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
     Total net sales were $1,485.4 million during the year ended December 31, 2008, an increase of 4.1% from the prior year period. The following table presents net sales for the periods indicated:

	Year Ended December 31,
	2008	2007	$ Change
	(Millions of dollars)
Net sales
Pigment	$1,364.5	$1,320.6	$43.9
Electrolytic and other chemical products	120.9	105.7	15.2

Total	$1,485.4	$1,426.3	$59.1

     Pigment segment net sales increased $43.9 million, or 3.3%, to $1,364.5 million during the year ended December 31, 2008, from $1,320.6 million during the prior-year period. Sales were favorably impacted by higher selling prices and the impact of foreign exchange rate changes and negatively impacted by lower sales volumes. Although sales volumes had been favorable compared to the prior year through the third quarter of 2008, sales volumes declined significantly in the fourth quarter in conjunction with the global economic environment. Higher prices accounted for $58.1 million of the increase in sales while the impact of foreign exchange rate changes contributed $32.4 million. Lower volumes resulted in a decrease to sales of approximately $46.6 million.
     Electrolytic and other chemical products businesses net sales increased $15.2 million, or 14.4%, to $120.9 million during the year ended December 31, 2008, from $105.7 million during the prior-year period. The increase was primarily attributable to higher selling prices for sodium chlorate and higher selling prices and volumes of manganese dioxide.
     Gross margin decreased $51.5 million, or 44.4%, to $64.6 million during the year ended December 31, 2008, from $116.1 million during the prior-year period. Gross margin percentage decreased to 4.3% during the year ended December 31, 2008, from 8.1% during the year ended December 31, 2007. The decline in gross margin was primarily due to higher manufacturing input prices, higher shipping and handling costs, lower sales volumes and unfavorable changes in foreign currency rates, offset in part by higher selling prices. Higher costs were primarily due to increased prices for process chemicals, energy and transportation costs, lower productivity in our mining operations due to operational and geological conditions and production difficulties at our Uerdingen and Kwinana TiO2 plants, both after planned maintenance outages. The estimated impact on gross margin due to the production difficulties at our Uerdingen and Kwinana TiO2 plants during 2008 was approximately $17.5 million. Also the Kwinana facility experienced significantly higher natural gas costs due to a fire and subsequent shutdown of Apache’s Varanus Island natural gas processing facility. Lower sales volumes were the result of weak North American and European demand which dropped off significantly in the fourth quarter. Gross margin was negatively impacted by $104.2 million due to higher production and freight costs, $4.9 million due to foreign exchange impact and $11.9 million due to lower sales volumes. Improved pricing contributed $69.5 million to gross margin, partially offsetting the negative effects.
     Selling, general and administrative expenses increased $13.9 million, or 11.7%, to $133.2 million during the year ended December 31, 2008, from $119.3 million during the prior-year period. The increase was primarily due to pension plan settlement charges of $20.0 million and legal and professional fees of $13.9 million in connection with the company’s evaluation of strategic options, partially offset by lower employee related costs including salaries and variable compensation and a $3.5 million write-off in 2007 of an information technology project related to our financial and operational systems. Pension plan settlements were triggered by distributions from pension plans that achieved a sufficiently large threshold to require accelerated amortization of previously unrecognized net losses. Lower salaries and benefit costs are primarily the result of the reduced headcount due to reductions in force implemented by the company.

     Gain on land sales increased by $24.4 million to $25.2 million during the year ended December 31, 2008, compared to $0.8 million during the prior year. Properties sold in 2008 include several parcels of land in Henderson, Nevada, a former terminal site in Mobile, Alabama, several former gas station sites and two parcels of land in Oklahoma City, Oklahoma. Properties sold in 2007 include former gas station sites.
     Asset impairment charges were $420.3 million for long-lived tangible assets and $13.5 million for goodwill in 2008. During the fourth quarter of 2008, due to changes in the way the business is managed, the company changed its asset grouping utilized to evaluate impairments on long-lived tangible assets from a single asset group to regional asset groupings (Americas, Germany, the Netherlands and Australia) and within the Americas by plant location. The impairment analysis was conducted at year end on this basis and resulted in impairments in Germany, the Netherlands and in the Americas, at our Savannah, Georgia, TiO2 facility. Accordingly, the company recorded an impairment charge of approximately $420.3 million in the fourth quarter of 2008. See Critical Accounting Policies — Long-Lived Assets in this item for further discussion of the impairment analysis. During the second quarter of 2008, the company performed its annual impairment review of its goodwill and indefinite-lived intangible assets. Due to continued cost escalations and compressed margins, the company determined that the goodwill was impaired and recorded a charge of $13.5 million. There were no asset impairments in the prior year.
     Restructuring charges decreased to $8.9 million in 2008 from $9.9 million in 2007. In 2008, restructuring charges were primarily due to $11.7 million of expenses for severance and pension related special termination benefits as a result of work force reduction programs enacted in the U.S. and in Germany offset by a $2.8 million reduction to the company’s asset retirement obligations at former pigment facilities. Restructuring charges of $9.9 million in 2007 were due to severance and pension related special termination benefits resulting from a work force reduction in the U.S.
     Interest and debt expense increased $3.9 million to $54.0 million during the year ended December 31, 2008, from $50.1 million during the prior-year period. The increased interest is due to borrowings on the revolving credit facility, higher letter of credit fees, increased amortization of debt issuance and amendment fees, associated with the 2008 credit agreement amendments and lower capitalized interest due to lower capital spending. These increases were partially offset by lower interest on the variable rate term loan and on the Australian dollar denominated note payable that was paid off in January 2008.
     Other income decreased $12.6 million to an expense of $9.9 million during the year ended December 31, 2008, from income of $2.7 million during the prior-year period. The change was mainly due to foreign exchange losses in 2008 compared to a small gain in 2007, a loss from equity affiliates versus income in the prior year and a higher loss on sales of accounts receivable related to the receivables securitization program which was in place for all of 2008 versus only a portion of the prior year.
   Capital Resources
     Credit Agreement. In November 2005, our wholly owned subsidiary, Tronox Worldwide LLC, entered into a senior secured credit facility. This facility provided for a $200 million six-year term loan facility and a five-year multicurrency revolving credit facility of $250 million. At December 31, 2008, the company had $109.8 million outstanding under the revolver and $103.0 million outstanding in term loans. The facility is secured by a first priority security interest in certain domestic assets, including certain property and equipment, inventory and receivables, of Tronox Worldwide LLC and the guarantors of the senior secured credit facility. The facility is also secured by pledges of the equity interest in Tronox Worldwide LLC and Tronox Worldwide LLC’s direct and indirect domestic subsidiaries and up to 65% of the voting and 100% of the non-voting equity interests in Tronox Worldwide LLC’s direct foreign subsidiaries and the direct foreign subsidiaries of the guarantors of the senior secured credit facility. Interest on amounts borrowed under the senior secured credit facility is payable, at our election, at a base rate or a LIBOR rate, in each case as defined in the agreement. As of December 31, 2008, based on our credit ratings and the amendments to the credit agreement, discussed below, the margin applicable to LIBOR borrowings was 450 basis points which includes 50 basis points as a result of the company’s Consolidated Quarterly Leverage Ratio (as defined) at September 30, 2008, exceeding 4.25x.

     The terms of the credit agreement provide for customary representations and warranties, affirmative and negative covenants, and events of default. Our primary financial covenants were a Total Leverage Ratio and an Interest Coverage Ratio (both as defined in the credit agreement).
     In anticipation of not meeting our financial covenants, we obtained amendments to our credit agreement in February 2008 and July 2008. In connection with these amendments, we incurred fees of $5.0 million which have been capitalized and are being amortized over the remaining life of the debt.
     Despite obtaining amendments to its financial covenants, due to continued cost escalations that we experienced during the second and third quarters and the production difficulties previously described, the company was unable to meet those covenants and obtained a waiver as of September 30, 2008. The waiver was extended successive times through January 9, 2009, or immediately prior to the Chapter 11 filing. Under the terms of the waiver, the company could not borrow additional funds during the waiver period.
     The filing of the bankruptcy petitions constituted an event of default under this credit agreement. The total principal amount owed under this credit agreement was approximately $212.8 million as of the petition date. As a result of such event of default, all obligations under the agreement became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the company and the application of applicable bankruptcy law. In conjunction with the terms of DIP financing, the company is required to pay interest on the credit agreement on a monthly basis. Principal payments are stayed by the bankruptcy filing.
     Senior Unsecured Notes. Also concurrently with the IPO, Tronox Worldwide LLC and Tronox Finance Corp. issued $350 million in aggregate principal amount of 9.5% senior unsecured notes due 2012 in a private offering. Interest on the notes is payable on June 1 and December 1 of each year. During the second quarter of 2006, we registered these notes with the Securities and Exchange Commission (the “SEC”) and subsequently completed an exchange of all notes and guarantees for publicly tradable notes and guarantees having substantially identical terms on July 14, 2006. These notes are guaranteed by our material direct and indirect wholly owned domestic subsidiaries.
     On December 31, 2008, we did not make a scheduled payment of interest that was due on December 1, 2008, on the Senior Notes. This constituted an event of default under the indenture governing the notes resulting in the notes becoming immediately due and payable. As a result, the entire $350.0 million balance on the senior notes will be classified as a current obligation at December 31, 2008. The filing of the bankruptcy petitions also constituted an event of default under the 9.5% Senior Notes due 2012. The total principal amount of the notes was $350 million as of the petition date. As a result of such event of default, all obligations under the notes became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the company and the application of applicable bankruptcy law.
     Note Payable due July 2014. In July 2006, Tronox Western Australia Pty Ltd, our wholly owned subsidiary, completed the purchase of a 50% undivided interest in additional mining tenements and related mining assets. We acquired the mine tenements by entering into an eight-year note payable agreement. Scheduled principal payments were made in 2007 and we elected to prepay the note in full in January 2008.
     Receivables Securitization. We executed a $100.0 million accounts receivable securitization program (the “Program”) in September 2007 with an initial term of one year. Under the initial terms of the Sale Agreement, financing could be extended for an additional two years in the form of a securitization or a secured borrowing as determined by the sponsoring institution, The Royal Bank of Scotland plc (“RBS”) (as successor to ABN AMRO Bank N.V.). Under the Program, receivables owned by our U.S. subsidiaries are sold on a recurring basis to Tronox Funding LLC (“Funding”), a wholly owned special purpose subsidiary owned by us. Funding, in turn, sells to either Amsterdam Funding Corporation (“AFC”), an asset-backed commercial paper conduit sponsored by RBS, or sells to RBS directly (both AFC and RBS collectively referred to as “Amsterdam”) an undivided percentage ownership interest in the pool of receivables Funding acquires from the company (subject to a program limit in the aggregate of $100.0 million). We retain the servicing responsibility for the accounts receivable. As of December 31, 2008, receivables sold by us to Funding totaled $79.3 million, of which $40.7 million was sold to Amsterdam in the form of the purchased participation interest, resulting in a subordinated retained interest held by us with a carrying amount of $37.9 million. The subordinated retained interest serves as over-collateralization on the purchased interest by Amsterdam and, thus, provides credit enhancement to the Program.
     The receivables sale agreement contains cross default provisions with our debt agreements. In June 2008, we obtained a waiver under the agreement which, due to a default under our credit agreement at May 31, 2008, would have otherwise prevented Funding from purchasing additional receivables from the transferor subsidiaries. In July 2008, the Sale Agreement was amended resulting in the elimination of the two-year extension option described above and reducing the program size to $75.0 million. Extension of the Program beyond the expiration of the initial term in September 2008 was allowed only upon consent of RBS. In September 2008, the receivables sale agreement was amended resulting in the extension of the Program’s termination date to October 31, 2008. In October 2008, the company, AFC and RBS entered into a waiver and amendment to the Sale Agreement in which RBS waived certain defaults under the company’s credit agreement, and, among other things, extended the Program’s termination date to November 25, 2008. The company subsequently entered into multiple amendments for the purpose of extending the program’s termination date to January 9, 2009, or immediately prior to the Chapter 11 filing. During the sale agreement waiver period, the company could not request further receivables purchases and Amsterdam was not obligated to honor any such request for further receivables purchases. In addition, Amsterdam permitted Reinvestment Purchases (as defined in the Sales Agreement) to continue and agreed to refrain from exercising other rights and remedies it may have had as a result of the occurrence of any Existing Termination Event (as defined in the Sales Agreement).
     On January 14, 2009, the company and RBS entered into a termination and release agreement to terminate the receivables securitization facility. Under this termination, RBS sold, and the company purchased all of the outstanding accounts receivable previously sold pursuant to the receivables securitization facility. The agreement resulted in $41.1 million of proceeds from the DIP Credit Agreement being remitted to RBS for the repurchase of receivables. As a result of the program’s termination, there will be no further sales of receivables and cash flows from operations would decrease compared to periods where the Program was ongoing. The decrease in cash flows from operations will be offset by a corresponding increase in cash flows from investing activities as a result of collections on the repurchased receivables. The Program was terminated with the entire balance in transferred receivables conveyed by Funding back to the transferor subsidiaries.
Off-Balance Sheet Arrangements
     We have entered into agreements that require us to indemnify third parties for losses related to environmental matters, litigation and other claims. We have recorded no material obligations in connection with such indemnification obligations as none are currently evaluated as probable of loss. In addition, pursuant to the MSA, we will be required to indemnify Kerr-McGee for all costs and expenses incurred by it arising out of or due to our environmental and other liabilities other than such costs and expenses reimbursable by Kerr-McGee pursuant to the MSA. At December 31, 2008, we had outstanding letters of credit in the amount of $80.1 million, of which $79.4 million was issued under our credit agreement. These letters of credit have been granted to us by financial institutions to support our environmental cleanup costs and miscellaneous operational and severance requirements in international locations. As of April 7, 2009, outstanding letters of credit totaled $73.9 million.
Liquidity after Chapter 11 Bankruptcy Filings
     As previously discussed, on January 12, 2009, the company and other debtor entities filed voluntary petitions in the Bankruptcy Court seeking reorganization relief under the Bankruptcy Code. The filing of the Chapter 11 petitions constituted an event of default under certain of our debt obligations, and those debt obligations became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the company and the application of applicable bankruptcy law. Our outstanding debt of $562.8 million is classified as a current obligation in our December 31, 2008, balance sheet. On January 14, 2009, the Bankruptcy Court granted interim approval and on February 6, 2009 granted final approval, authorizing the company and U.S. Subsidiaries to enter into the DIP Credit Agreement.
     The DIP Credit Agreement provides for an aggregate commitment of up to $125 million, which permits borrowings on a revolving basis. Interest on amounts borrowed under the DIP Credit Agreement is payable, at Tronox Worldwide LLC’s election, at a base rate or a LIBOR rate (subject to a 3.5% minimum), in each case as defined in the credit agreement, plus a margin of 9.5%. The initial draw of $60 million under the DIP Credit Agreement was used to make interest payments and principal payments due December 31, 2008 under the Credit Agreement dated as of November 28, 2005, repurchase all receivables sold under the company’s Receivables Sale Agreement with The Royal Bank of Scotland plc and Amsterdam Funding Corporation, dated as of September 26, 2007, as amended, of $41.1 million, pay fees related to the execution of the DIP Credit Agreement or approximately $8.1 million and to fund the working capital requirements of the company.
     Actual borrowings by the company under the DIP Credit Agreement are subject to a borrowing base, which is a formula based upon certain eligible inventory and receivables, as defined, held by the U.S. subsidiaries. As of February 28, 2009, the borrowing base was $138 million, the amount available for borrowings under the DIP Credit Agreement was therefore $125 million and the amount actually outstanding under the DIP Credit Agreement was $50 million.
     The principal amount of outstanding loans under the DIP Credit Agreement, together with accrued interest and unpaid interest thereon, are payable in full at maturity on January 12, 2010 or earlier as provided in the DIP Credit Agreement. All obligations under the DIP Credit Agreement are unconditionally guaranteed by the domestic subsidiaries and are secured by a first priority priming lien on substantially all of the domestic assets of the company and the guarantors. The facility is also secured by pledges of the equity interest of up to 65% of the equity interest in Tronox Worldwide LLC’s direct foreign subsidiaries and the direct foreign subsidiaries of the guarantors to the DIP Credit Agreement.
     The terms of the DIP Credit Agreement provide for customary representations and warranties, affirmative and negative covenants and events of defaults. The company is also required to, among other things, (i) meet certain financial covenants, including minimum earnings before interest, taxes, depreciation, amortization and reorganization expenses (“EBITDAR”) and minimum liquidity targets, on a consolidated basis, (ii) subject to certain exceptions, cause each of the subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; and (iii) (a) provide within 90 days (or 100 days, in the case of the fiscal year ending December 31, 2008) after the end of each fiscal year audited financial statements, and (b) provide within 45 days after the end of each of the first three fiscal quarters of each fiscal year, financial statements with respect to such quarter. The company has not provided its audited financial statements within such 100 day period with respect to the fiscal year ending December 31, 2008.
     On March 13, 2009, the company’s German subsidiaries, Tronox GmbH and Tronox Pigments GmbH, filed applications with the Insolvency Court in Krefeld, Germany, to commence insolvency proceedings. The insolvency filing was a breach of the covenant, described in clause (ii) of the paragraph immediately above, under the DIP Credit Agreement. On March 19, 2009, the company notified Credit Suisse, the Administrative Agent under the DIP Credit Agreement, and each lender regarding the covenant breach. On March 31, 2009, Credit Suisse, delivered a notice confirming the breach of the covenant described above.
     The company is working with its Agents to obtain a waiver for these covenant breaches but there is no assurance these waivers can be obtained.
     A breach of any of the covenants imposed on us by the terms of the DIP Credit Agreement could result in a default under the agreement. In the event of a default, the lenders could terminate their commitments to us and could accelerate the repayment of all of our indebtedness under the agreement. In such case, we may not have sufficient funds to pay the total amount of accelerated obligations, and our lenders under the DIP Credit Agreement could proceed against the collateral securing the agreement. Any acceleration in the repayment of our indebtedness or related foreclosure could adversely affect our business.
     The DIP Credit Agreement also requires the company to employ a Crisis Management firm and a Chief Restructuring Officer (“CRO”) acceptable to the agents. Thus, on February 24, 2009, the company submitted an application to the Bankruptcy Court seeking authorization for the debtors to employ Alvarez & Marsal North America, LLC as Crisis Managers for the debtors and to appoint Gary Barton, a Senior Director with Alvarez & Marsal North America, LLC as CRO. Approval of the application was granted by the Bankruptcy Court on April 7, 2009.

     The DIP Credit Agreement also requires the company to commence a process within six-months from the date of the agreement to attempt to sell all or substantially all of its assets. In accordance with this requirement, the company has begun a process to attempt to sell its assets through an auction process conducted pursuant to Section 363 of the Bankruptcy Code. As part of this process, Tronox intends to identify a “stalking horse bidder” and seek Bankruptcy Court approval of the terms of its stalking horse bid. Subject to Bankruptcy Court approval, Section 363 of the Bankruptcy Code permits a debtor to sell assets “free and clear” of certain liens, claims and other encumbrances and subject to certain requirements.
   Outlook
     We have experienced significant losses for the fiscal years 2007 and 2008. We were not able to maintain compliance with our debt covenants and on January 12, 2009, we filed voluntary petitions seeking reorganization relief under the provisions of Chapter 11 of the Bankruptcy Code. We will continue to operate our business and manage our properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The Chapter 11 Cases were commenced in part to reduce indebtedness to appropriate levels, streamline operations to reduce costs and to obtain relief from the negative financial impact of legacy environmental, tort, retiree and other employee related obligations which the company was burdened with following the spin-off from Kerr-McGee. As required by the DIP Credit Agreement, the company has begun a process to attempt to sell all or substantially all of its assets under Section 363 of the Bankruptcy Code. There can be no guarantees that this will result in a sale.
   Pigment Outlook
     The overall global economic environment continues to present substantial challenges to our pigment business. While the declines in economic activity (GDP) were already being observed, the global financial crisis in investment and credit markets have substantially accelerated these declines. As we look forward to 2009, the magnitude of decline in economic activity will heavily influence TiO2 demand and general business performance.
     We expect the overall demand for titanium dioxide to be down in 2009 versus 2008 and expect that our sales volume will reflect a similar trend. To manage inventory levels, lower sales volumes will translate to lower production volumes. To mitigate the negative impact of reduced production volumes, we are reducing operating costs where possible. For example, the company recently announced a temporary production curtailment at our Savannah, Georgia, pigment facility and reduced headcount and other costs at that site accordingly. The company will concentrate production at its other facilities in an effort to utilize its remaining capacity efficiently. In the event that demand improves in the future, the company will evaluate the possibility of bringing employees back and ramping up production.
   Electrolytic and other chemical products
     The outlook for advanced battery materials remains positive propelled by the growth of digital devices and demand for improved battery performance. With the imposition of anti-dumping orders against Chinese and Australian EMD imports into the U.S., EMD supply and demand is expected to remain in balance, leading to improved U.S. industry profitability. Demand for lithium manganese oxide (“LMO”) rechargeable battery materials are expected to remain positive as lithium ion batteries continue their penetration into power tools, power supply devices, E-bikes, and longer-term HEV / PHEV vehicles.
     The market for boron specialties continues to experience healthy growth propelled by the increasing demand for LCD TV’s, solar devices, semi-conductors and expanding pharmaceutical applications. In the near-term, these positive demand drivers are expected to be partly undermined by lower economic conditions in the U.S. and impact on Asian industry. The chlorate market is expected to remain in balance as supply remains challenged by increasing energy and transportation costs partly offsetting any reductions in the North American pulp and paper market.
   Contractual Obligations and Commercial Commitments
     In the normal course of business, we enter into operating leases, purchase obligations and borrowing arrangements. Operating leases primarily consist of the rental of railcars, office space and production equipment.

Purchase obligations are agreements to purchase goods or services that are enforceable, legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions, and the approximate timing of the transaction. We are also obligated under an employee benefits agreement with Kerr-McGee to maintain the Material Features (as defined in the employee benefits agreement) of the U.S. postretirement plan without change for a period of three years following the effective date of the Distribution. Based on the actuarially determined obligations under that plan, we expect contributions to be approximately $2.3 million in 2009 and approximately $2.3 million in each of the following four years as our announced modifications to the plan take effect in April 2009. Due to a difficult financial market in 2008, plan assets on our U.S. Qualified Retirement Plan declined to a level that resulted in the plan being underfunded as of December 31, 2008. As a result, the company will be required to make contributions to the retirement plan trust. We expect contributions to be approximately $10.9 million for the fiscal year 2009, payable in 2010, and approximately $17.5 million for each of the following four years.
     The aggregate future payments under these borrowings, contracts and other arrangements (including all U.S. and foreign pension and postretirement obligations) as of December 31, 2008, are summarized in the following table. These obligations include those of our subsidiaries under the Chapter 11 Cases filed on January 12, 2009, and those of our German subsidiaries that filed for insolvency on March 13, 2009. The outcome of these obligations is unclear as they have not been adjusted to reflect the automatic stay provisions on prepetition obligations and the ability to reject executory contracts as a result of our Chapter 11 bankruptcy petition as well as any rulings that arise from the insolvency proceedings in Germany.

	Payments Due by Period
			2010	2012	After
Type of Obligation	Total	2009	-2011	-2013	2013
	(Millions of dollars)
Long-term debt, including current portion	$562.8	$1.3	$211.5	$350.0	$—
Interest payments on current and long-term debt(1)	189.7	68.8	87.6	33.3	—
Operating leases	107.7	14.4	20.4	17.1	55.8
Pension and postretirement payments	194.9	20.4	47.1	48.5	78.9
Purchase obligations:
Ore contracts(2)	516.5	189.2	276.2	34.1	17.0
Other purchase obligations(3)	546.4	107.7	194.5	163.4	80.8

Total(4)	$2,118.0	$401.8	$837.3	$646.4	$232.5

(1)	Interest on the variable-rate term loan and revolver are calculated using the new terms as specified in the DIP agreement. The rate applicable to the term loan is 7.0% while the weighted average rate applicable to the revolver is 7.24%. Interest on the $350 million senior notes is included at a fixed rate of 9.5% on the aggregate principal amount although the interest payments have been stayed as a result of the company’s Chapter 11 petition.

(2)	Approximately 54% of annual usage acquired from two suppliers under long-term supply contracts.

(3)	Includes obligations to purchase our requirements of process chemicals, supplies, utilities and services.

(4)	Excludes liabilities related to uncertain tax positions (discussed later in “New/Revised Accounting Standards”) because we cannot make a reasonably reliable estimate regarding the periods of cash settlement with the respective taxing authorities.
Critical Accounting Policies
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions regarding matters that are inherently uncertain and that ultimately affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Generally, accounting rules do not involve a selection among alternatives, but involve a selection of the appropriate policies for applying the basic principles. The estimates and assumptions are based on management’s experience and understanding of current facts and circumstances. These estimates may differ from actual results. Certain of our accounting policies are considered critical as they are both important to reflect the company’s financial position and results of operations and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by the management of the company.

Long-Lived Assets
     Key estimates related to long-lived assets include useful lives, recoverability of carrying values and existence of any retirement obligations. As a result of future decisions, such estimates could be significantly modified. The estimated useful lives of our property, plant and equipment range from three to 40 years and depreciation is recognized on the straight-line basis. Useful lives are estimated based upon our historical experience, engineering estimates and industry information. Our estimates include an assumption regarding periodic maintenance and an appropriate level of annual capital expenditures to maintain the assets.
     Long-lived assets are evaluated for potential impairment whenever events or changes in circumstances indicate that carrying value may be greater than future net cash flows. Such evaluations involve a significant amount of judgment since the results are based on estimated future events, such as sales prices, costs to produce the products, the economic and regulatory climates and other factors.
     We evaluate impairments by asset group for which the lowest level of independent cash flows can be identified. If the sum of these estimated future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized for the excess of the carrying amount of the asset over its estimated fair value.
     Until the fourth quarter of 2008, we had maintained one asset grouping for our pigment assets. This was based on the interdependency of cash flows among our pigment facilities along with our sales and marketing strategies. We did not focus on individual production locations but managed the pigment operations with a focus on how best to serve our global customer base under various conditions and circumstances. Intercompany financing was in place to ensure the availability of cash flows to all the locations involved.
     As a result of our liquidity constraints and the restrictions placed on us by our lenders for intercompany financing, the company began to manage cash flows on a regional basis during the fourth quarter. The company prepared cash flow forecasts and began managing cash inflows and outflows within the regions. The company also began to look for local financing options for its Germany and Netherlands subsidiaries. Regional cash management was implemented with the goal of each regional operation maintaining positive cash balances and meeting our obligations to vendors.
     As a result of this change in focus on cash management, the company reevaluated its global pigment asset grouping and determined that it was no longer the lowest level of independent cash flows. Consistent with managing cash regionally, the company changed the asset grouping level to regional asset groupings (Americas, Germany, Netherlands and Australia) and within the Americas by plant location. The impairment analysis was conducted at year end on this basis and resulted in impairments in Germany, the Netherlands and in the Americas, at our Savannah, Georgia, TiO2 facility. Accordingly, the company recorded an impairment charge of approximately $420.3 million in the fourth quarter of 2008.
Restructuring and Exit Activities
     Our restructuring activities in the past have included closing of facilities and work force reduction programs. With the exception of asset retirement obligations, these charges are recorded when management commits to a plan and incurs a liability related to the plan. Estimates for plant closing include the write-down of inventory, write-down of property, plant and equipment, any necessary environmental or regulatory costs, contract termination and severance costs. Asset retirement obligations are recorded in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.” Estimates for work force reductions are recorded based on estimates of the number of positions to be terminated, termination benefits to be provided, estimates of any enhanced benefits provided under pension and postretirement plans and the period over which future service will continue, if any. We evaluate the estimates on a quarterly basis and adjust the reserves when information indicates that the estimates are above or below the initial estimates. We cannot predict when or if future restructuring or exit reserves will be required.

Income Taxes
     We have operations in several countries around the world and are subject to income and similar taxes in these countries. The estimation of the amounts of income tax to be recorded by the company involves the interpretation of complex tax laws and regulations and how foreign taxes affect domestic taxes, as well as the analysis of the realizability of deferred tax assets, tax audit findings and uncertain tax positions. Although we believe our tax accruals are adequate, differences may occur in the future, depending on the resolution of pending and new tax matters.
     A valuation allowance is provided against a deferred tax asset when it is more likely than not that all or some portion of the deferred tax asset will not be realized. SFAS No. 109 requires that when a cumulative loss exists, unless there is overwhelming positive evidence to support the future use of net operating losses, a valuation allowance should be recorded.
     During the year ended December 31, 2007, the company placed valuation allowances on certain deferred tax assets in both Switzerland and the United States. During the year ended December 31, 2008, the company adjusted these valuation allowances and additionally placed valuation allowances on certain deferred tax assets in both Germany and the Netherlands. In applying the principles of SFAS No. 109, the company determined that it is more likely than not that in each of these jurisdictions where the company has net operating losses, all or some portion of the deferred tax assets will not be realized
     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
     We also record assets and liabilities arising from uncertain tax positions meeting certain criteria in our financial statements in accordance with FASB Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes”.
   Pension and Postretirement Accounting
     We currently provide pension and postretirement benefits for qualifying employees worldwide. These plans are accounted for and disclosed in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 87, “Employers’ Accounting for Pensions,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits — An Amendment of FASB Statements No. 87, 88 and 106 (revised),” all of which were amended by SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” in 2006.
   U.S. Plans
     As of March 30, 2006, we separated from Kerr-McGee and established certain funded and unfunded U.S. benefit plans to cover our U.S. employees who previously participated in certain U.S. benefit plans sponsored by Kerr-McGee.
     The following are considered significant assumptions related to our retirement and postretirement plans, with a brief description of the methodology used by management to develop the significant assumptions included below:
•	Discount rate

•	Expected long-term rate of return (applies to our U.S. qualified plan only)

•	Rate of compensation increases

•	Health care cost trend rates
     Discount Rate. We selected discount rates of 6.25%, 6.25% and 6.75% for our U.S. qualified plan and two of our U.S. nonqualified plans, respectively, as of December 31, 2008. The discount rate selected for all U.S. plans was 6.25% as of December 31, 2007. These rates were selected based on the results of a cash flow matching analysis which projected the expected cash flows of the plans using the yield curves produced by the applicable Citigroup Pension Discount Curves.
     Expected Long-term Rate of Return. The estimated long-term rate of return assumption used in the determination of net periodic cost for the year ended December 31, 2008, was 7.5%. This rate was developed after reviewing both a capital asset pricing model using historical data and a forecasted earnings model. An expected return analysis is performed which incorporates the current portfolio allocation, historical asset-class returns and an assessment of expected future performance using asset-class risk factors. We also selected 7.5% as of December 31, 2008, to be used in the determination of net periodic cost for the 2009 annual period.
     Rate of Compensation Increases. Our estimated rate of compensation increases was 3.5% at both December 31, 2008 and December 31, 2007, based on our long-term plans for compensation increases and expected economic conditions, including the effects of merit increases, promotions and general inflation.
     Health Care Cost Trend Rates. The health care cost trend rates used to determine the year-end 2008 postretirement benefit obligation were 9% in 2008, gradually declining to 5% in 2013 and thereafter. The health care cost trend rates used to determine 2008 postretirement net periodic cost were 9% at the beginning of 2008, gradually declining to 5% in 2012 and thereafter.
     It is estimated that the company will record a total net periodic cost for the annual 2009 period of approximately $0.3 million related to its U.S. plans.
     The following table shows the impact of changes in the primary assumptions used in actuarial calculations associated with our pension and other postretirement benefits. The net periodic cost (benefit) amounts reflect the impact on net periodic cost for the year ended December 31, 2008. The projected benefit obligation (“PBO”) amounts reflect the impact on the projected benefit obligation as of December 31, 2008.

	Pension Benefits(1)		Other Postretirement Benefits
	Net Periodic	Projected	Net Periodic	Accumulated
	Cost	Benefit	Cost	Postretirement
	(Benefit)	Obligation	(Benefit)	Benefit Obligation
	(Millions of dollars)
Increase of 0.5% in —
Discount rates	$(0.4)	$(15.8)	$(0.1)	$(1.1)
Expected return on plan assets	(2.1)	—	—	—
Rate of compensation increase	0.9	3.6	—	—
Decrease of 0.5% in —
Discount rates	$1.2	$17.2	$0.1	$1.2
Expected return on plan assets(2)	2.1	—	—	—
Rate of compensation increase	(0.9)	(3.4)	—	—
Change in health care cost trend rate of 1%
Increase	$—	$—	$0.4	$1.2
Decrease	—	—	(0.4)	(1.0)

(1)	The sensitivity analysis reflects only the impact of assumption changes on our U.S. qualified retirement plan. While we sponsor other retirement plans for our U.S. employees, the PBO for the U.S. qualified retirement plan at December 31, 2008, represented approximately 98% of the total PBO for all U.S. retirement plans.

(2)	If the actual return on plan assets was one percent lower than the expected return, our expected cash contributions to our pension and other postretirement benefit plans would not significantly change.
   Foreign Benefit Plans
     We currently provide defined benefit retirement plans for qualifying employees in Germany (unfunded) and the Netherlands (funded). The various assumptions used and the attribution of the costs to periods of employee service are fundamental to the measurement of net periodic cost and pension obligations associated with the retirement plans.

     The following are considered significant assumptions related to our foreign retirement plans, with brief discussion below:
•	Discount rate

•	Expected long-term rate of return (applies to our plan in the Netherlands only)

•	Rate of compensation increases
     The discount rate assumptions of 6.0% as of December 31, 2008, and 5.5% as of December 31, 2007, are based on long-term Euro corporate bond index rates that correlate with anticipated cash flows associated with future benefit payments. The expected long-term rate of return assumption for the Netherlands plan (5.5% as of December 31, 2008 and December 31, 2007) is developed considering the portfolio mix and country-specific economic data that includes the expected long-term rates of return on local government and corporate bonds. We determine rate of compensation increases assumption based on our long-term plans for compensation increases specific to employee groups covered.
     Other factors considered in developing actuarial valuations include long-term inflation rates, retirement rates, mortality rates and other factors. The expected long-term inflation rates are based on an evaluation of external market indicators. Retirement rates are based primarily on actual plan experience.
   Accounting under Chapter 11
     Subsequent to the company’s Chapter 11 filing, it will record its financial position and results of operations in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The financial statements for periods the company is operating under Chapter 11 will distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The company will disclose prepetition liabilities subject to compromise separately from those that are not (such as fully secured liabilities that are expected not to be compromised) and post petition liabilities on its balance sheet. The prepetition liabilities, including claims that become known after the company’s Chapter 11 filing will be reported based on the expected amount of the allowed claims in accordance with FASB Statement No. 5, Accounting for Contingencies, as opposed to the amounts for which those allowed claims may be settled. The company’s unamortized debt issuance cost will be treated as valuations of the carrying value of the related debt and compared against the expected allowed claim on the debt. Differences between the two amounts will be written-off to income. The company consequently wrote off $4.1 million of unamortized debt issuance costs associated with its 9.5% Senior Notes (see Note 6) in January 2009. In addition, the company ceased accruing interest expense on these notes subsequent to the filing in accordance with SOP 90-7. The company will report revenues, expenses (including professional fees), realized gains and losses, and provisions for losses resulting from the reorganization and restructuring separately on its statement of operations. Furthermore, the company will report reorganization items separately within the operating, investing, and financing categories of the statement of cash flows.
   New/Revised Accounting Standards
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FSP FIN No. FAS 157-2 “Effective Date of FASB Statement No. 157” which amends SFAS No. 157 to defer its effective date to fiscal years beginning after November 15, 2008, and for interim periods within such years. The delayed effective date applies to all assets and liabilities except financial assets or financial liabilities (as defined). We adopted the provisions of SFAS. No. 157 for such assets and liabilities with no material impact on our financial statements.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an Amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 159”). We did not elect to adopt the provisions of this statement.

     In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” which will change the accounting for business combinations such that an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction, at the acquisition date fair value with limited exceptions. SFAS No. 141 also changes the accounting treatment for certain specific items such as expensing acquisition costs versus capitalizing them, recording in process research and development as an indefinite lived intangible asset and expensing restructuring costs after the acquisition date. SFAS No. 141 also includes additional disclosure requirements. The statement applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. As a result of the insolvency filings by our German subsidiaries on March 13, 2009, and our election not to seek administrative rights from the Insolvency Court, we anticipate losing financial control over these subsidiaries. The provisions of SFAS No.160 require us to deconsolidate a subsidiary as of the date the parent ceases to have a controlling financial interest in the subsidiary and to record a gain or loss on the deconsolidation of the subsidiary based on the fair value of the noncontrolling equity investment, if any. The company is currently evaluating the impact of deconsolidation on its financial position and results of operations for the first quarter of 2009. Any potential impact will include losses on intercompany receivables not expected to be collected by the company from its insolvent subsidiaries.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133” (“SFAS No. 161”). This standard applies to derivative instruments, nonderivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS 133. SFAS No. 161 does not change the accounting for derivatives and hedging activities, but requires enhanced disclosure concerning the effect on the financial statements from their use. SFAS 161 is effective for fiscal years or interim periods beginning on or after November 15, 2008. Given our anticipated limited use of derivatives, we do not expect our disclosures about the use of derivatives to be significantly impacted by this standard.
     In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under this standard, unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS as disclosed in the income statement. This FSP is effective for fiscal years or interim periods beginning on or after December 15, 2008. All prior period EPS data presented in financial reports after the effective date shall be adjusted retrospectively to conform with this FSP. Early application is not permitted. We have evaluated the potential impact of this standard and do not expect that it will result in significant adjustments to previously reported EPS amounts.
     In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 resolves several accounting issues that have arisen with the issuance of SFAS No. 141 (Revised 2007) in applying the equity method of accounting, such as how to determine the initial carrying value after an acquisition and how to assess an impairment in value of the underlying assets of an equity method investment. This EITF will be effective for fiscal years or interim periods beginning on or after December 15, 2008, consistent with the effective date of SFAS 141(R) and SFAS 160. We are currently evaluating the potential impact this standard will have on our financial condition and results of operations.
     In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan, including disclosures about investment policies and strategies, categories of plan assets, fair value measurements of plan assets and significant concentrations of risk. These disclosures will be required for fiscal years ending after December 15, 2009. There will be no impact to our financial condition or results of operations from the adoption of this FSP.